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EXPLANATORY NOTE

The purpose of this Schedule 14A is to file the transcript of the Telephone and Data Systems, Inc. (“TDS”) 2013 earnings conference call on February 26, 2014, for use on and after February 27, 2014.

IMPORTANT INFORMATION: TDS and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of TDS in connection with the TDS 2014 annual meeting of shareholders. Information regarding TDS directors and executive officers, and other persons who may also be deemed to be participants, and their respective interests in TDS by security holdings or otherwise is set forth in TDS’ proxy statement relating to its 2013 annual meeting, including schedules, as filed with the Securities and Exchange Commission (“SEC”) on April 19, 2013, which may be obtained free of charge at the SEC’s website at www.sec.gov and TDS’ website at www.teldta.com. There has been no material change to such directors, executive officers or other participants or their interests since that time, except to the extent noted in TDS’ filings with the SEC since that time. In addition, the class of other employees of TDS that may be employed in the solicitation of proxies include employees in investor relations and communications who report to the Vice President – Corporate Relations and Corporate Secretary of TDS. The nature of their employment in such solicitations will be preparing communications (which will be filed with the SEC as required under Regulation 14A), responding to questions from shareholders and requesting shareholders to return proxies to TDS. Additional information concerning participants that may be soliciting proxies on behalf of the TDS board of directors and their respective interests in TDS by security holdings or otherwise will be included in the proxy statement filed by TDS in connection with its 2014 annual meeting of shareholders. The 2014 proxy statement, other solicitation material and other reports that TDS files with the SEC, when available, can be obtained free of charge at the SEC’s web site at www.sec.gov or from TDS on its website at www.teldta.com. TDS SHAREHOLDERS ARE ADVISED TO READ CAREFULLY THE PROXY STATEMENT AND OTHER SOLICITATION MATERIAL FILED BY TDS IN CONNECTION WITH THE TDS 2014 ANNUAL MEETING OF SHAREHOLDERS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING DECISION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE ELECTION OF DIRECTORS OF TDS.

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                Feb. 26, 2014 / 9:30AM, TDS – Q4 2013 Telephone Data Earnings Conference Call

                                                                                                                                                                FINAL TRANSCRIPT

CORPORATE PARTICIPANTS

Jane W. McCahon

Vice President, Corporate Relations & Corporate Secretary, Telephone & Data Systems, Inc.

Douglas D. Shuma

Senior Vice President and Controller, Telephone & Data Systems, Inc.

Kenneth R. Meyers

President & Chief Executive Officer, United States Cellular Corp.

Steven T. Campbell

Executive Vice President, Chief Financial Officer &Treasurer, United States Cellular Corp.

David A. Wittwer

President & Chief Executive Officer, TDS Telecommunications Corp.

Vicki L. Villacrez

Vice President, Finance & Chief Financial Officer, TDS Telecommunications Corp.

OTHER PARTICIPANTS

Phil A. Cusick

Analyst, JPMorgan Securities LLC

Michael Rollins

Analyst, Citi Investment

Ric H. Prentiss

Analyst, Raymond James & Associates, Inc.

Stephen Mead

Analyst, Anchor Capital Advisors LLC

PRESENTATION

Operator

Greetings and welcome to the TDS and U.S. Cellular Fourth Quarter Operating Results Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. (Operator instructions) As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host today Jane McCahon, Vice President of Corporate Relations. Thank you, you may begin.

Jane W. McCahon

Thank you LaTonya and good morning, everyone, thanks for joining us. I want to make you all aware of the presentation we have prepared to accompany our comments this morning which you will find on the Investor Relations sections of the TDS and U.S. Cellular website.

With me today and offering prepared comments from TDS, Doug Shuma, Senior Vice President and Corporate Controller, from U.S. Cellular both of whom are joining us from the World Mobile Congress in Barcelona, Ken Meyers, President and Chief Executive Officer and Steve Campbell, Executive Vice President and Chief Financial Officer and from TDS Telecom, Dave Wittwer, President and Chief Executive Officer and Vicki Villacrez, Vice President of Finance and Chief Financial Officer.

This call is being simultaneously webcast on the Investor Relations sections of the TDS and U.S. Cellular websites. Please see the websites for slides referred to on this call including non-GAAP reconciliations. The information set forth in the presentations and discussed during this call contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties.

Please review the Safe Harbor paragraphs in our release and the more extended versions in our SEC filings. Shortly, after we released our earnings and before this call, TDS and U.S. Cellular filed SEC Forms 8-K, including today’s press releases and also pro forma showing the impact from our market divestitures and the deconsolidation of our New York 1 and 2 markets.

TDS and U.S. Cellular plan to file their SEC Form 10-K over the next few days. On Slide 3 you will see our upcoming conferences including Morgan Stanley in San Francisco next week on March 4 and Deutsche Bank in Palm Beach Florida on March 10. Also keep in mind that TDS has an open door policy so if you are in the Chicago area and would like to meet with members of management Investor Relations team will try to accommodate you calendars permitting.

As we’ve had in prior years, we take the time on our fourth quarter call for the CEOs of both of our business units, to give you a brief recap of the year just completed, but more importantly to share with you their strategic priorities for the coming year. Before we turn the call over to Ken Meyers, Doug Shuma will spend a few moments on what we are focusing at the TDS enterprise level. Doug.

Douglas D. Shuma

Thanks Jane. Turning to Slide 4, our role at TDS is to actively manage the existing portfolio of assets and you have seen numerous examples of us being more active like this in this endeavor. We continue to work to identify new businesses like cable and HMS which offer higher returns in growth rates to strengthen our overall financial position.

Returning value to shareholders in accordance with our stated capital allocation strategy through their dividends or share repurchases remains a focus. And perhaps this morning we declared our markets dividend increasing the rate 5.1% over last year. This represents a 40th consecutive year that we have increased our dividend and achievements accomplished by only a handful of companies.

Our repurchase activity during fourth quarter was very modest, and although we’ve said we would begin at a moderate rate, we expect amounts to be somewhat higher going forward now that we are out of earning blackout, subject of course to other restrictions. In 2014, we will continue to work on additional strategic initiatives including, but not limited to the sale of the remaining non-strategic spectrum at U.S. Cellular at favorable valuations and the modernization of non-strategic towers. Going into 2014 TDS has a strong balance sheet, because of its financial flexibility to fund many of these initiatives.

And now I’ll turn the call over to Ken Meyers, Ken.

Kenneth R. Meyers

Thanks Doug. Good afternoon from Barcelona, the site of the 2014 Mobile World Conference, just me and 80000 others involved in the wireless industry, including vendors, operators and regulators from around the world. Besides seeing some great new products like the Samsung GS 5, I’ve also learned even more acronyms from my engineering friends during the week.

Before I begin my review of 2013 accomplishments, I would like discuss our decisions as announced in the press release this morning not to give guidance for revenues and profitability for 2014 at this point. This decision was based on a number of significant factors that have affected our ability to forecast with confidence. Those factors include: one, the unprecedented number of pricing moves that have occurred over just the past several weeks. As you know given our size U.S. Cellular has mostly been a price taker, and we are at the midst of developing our competitive responses. Looking ahead, we also believe there is a high degree of uncertainty about the pricing environment over the next few quarters.

Two, related to this is our plan to introduce device financing in the second quarter, different provisions in these plans can change the timing of revenue reorganization dramatically. Even though the economic impact over the life of the plans is the same. Service plan pricing related to these offerings can also impact revenue reorganization and we are currently in the midst of finalizing our offerings in that area.

Three, as we have discussed, we have been and are currently experiencing elevated churn at least in part due to the recent billing system conversion. We have aggressive plans to bring churn down quickly over the next few months, but cannot predict just with accuracy just how quickly, we will achieve those results. Those three factors combined with others, led us to the conclusion that we cannot forecast revenue and EBIT for adjusted income before income taxes for 2014, at this time with a degree of confidence that we require and you expect from us.

As the year progresses, we will reevaluate our ability to provide guidance for those two measures. We are however providing guidance for capital expenditures at this time. We expect those expenditures to be approximately $640 million down 13% from the $738 million we invested in 2013. To help you in thinking about our prospects and outlook for 2014 and to be as transparent as possible profitable about our future results, I would like to provide you with some insights into the current trends that we are seeing.

We are having success attracting new customers to U.S. Cellular. Postpaid gross additions so far this year are up nicely over last year. In the area of churn we are currently seeing a shift from voluntary customers leaving us on their own [ph] accord to involuntary, those that we are shutting off due to non-payment. Postpaid voluntary churn remain elevated, but has stabilized and even started showing modest improvement since hitting a peak during the fourth quarter.

For in voluntary churn, we had been extending payment terms to allow time to clear up any customer questions about their bills, but we are now starting to catch up on non-payments. We are optimistic that once we have worked through that backlog over the next few months, we will begin to see total churn moving down.

Now moving on to Slide 6. We saw a lot of change in 2013, changes in our networks, our systems, our product offerings, our management team and our strategic focus that when combined create a foundation for the future that I’m excited about. On the network side, we now covered nearly 90% of our customers with 4G LTE using both 700 megahertz licenses and our original 850 megahertz cellular licenses. Our 850 megahertz LTE network an industry-first allowed us to launch the iPhone in November.

The iPhone was just one of the new products and services rolled out in 2013. We also introduced the Samsung GS4 the Samsung Galaxy Note 3, the Moto X and we rolled out shared data plans in October. The iPhones, shared data and device financing are just a few of the new products and services enabled by the new billing system, which was launched last year.

As we discussed, despite the new capabilities of the system, this launch has not gone as smoothly as anticipated and efforts to remediate have not progressed as quickly as we want. We continue to resolve defects and believe we are making progress on these system issues. As I said earlier, we expect to see continued pressure on churn for the next few months. Steve will comment on the financial impacts of the conversion issues later in our presentation.

Getting back to products and services. We continue to migrate our customer base to Smartphones, allowing them to get more and more data services at on our high quality LTE networks. As of year-end, 51% of our customers had Smartphones and more than 80% of those Smartphones were now LTE enabled. While we just launched our shared data plans in the fourth quarter, we already had 5.5% of our customers on those plans at year-end, and that number is currently above 8%.

All of these factors contributed to the growth in data traffic over the last year. In our core markets, while total traffic – data traffic was up 97% year-over-year, the traffic on our LTE networks grew 11 fold and now represents 50% of total data traffic. In 2013, our customers used a total of 34.2 billion megabytes. Another area of change last year was the management team here at the U.S. Cellular and I’m real excited to have Jay Ellison back, as a member of the team.

Jay joined us in November as Executive Vice President leading the sales and customer service efforts. His operational focus complements the technical and financial expertise of Mick Irizarry, our CTO and Steve Campbell our CFO. We all share a passion for serving the customer and then we are actively reigniting that passion across the company.

Also in 2013, we completed with sale of our Chicago and St. Louis properties along with the few other smaller markets for $480 million, and then returned money to U.S. Cellular shareholders to our first ever special dividend. We’ve also sold all or have agreements to sell other non-strategic spectrum for about $400 million. All in all, there was a lot of moving pieces in 2013, we challenged our organization and they’ve responded well.

Now on Slide 7 you can see our priorities for 2014, which I will expand on in further detail on the following slides. Driving subscriber growth on Slide 8 is our highest priority for this year. Our belief that we can do this is based upon the following. First, we have the best device line-up we’ve ever had, absolutely no significant hopes. Second, we have and will maintain competitive pricing plans with more innovation yet to come.

Three, we will continue to enhance and expand our distribution, especially through new relationships with national retailers. Four, our 4G LTE network is now available to 87% of our customers today and we expect that to expand that to over 93% during the year. And finally, we are committed to resolving the billing system issues and returning to providing our customers the exceptional customer experience, U.S. Cellular is known for and we have a team of associates dedicated to getting back to that job.

As you can see on Slide 9, our value proposition revolves around the network. We intend to capitalize on the quality of our network and deliver data products and services like shared data plans and connected devices and applications, which leverage our network. U.S. Cellular has always differentiated itself by providing an exceptional customer experience. The idea behind membership is that we will ensure customers get a special experience, and we will continue to recognize customers with reward points.

And lastly, we’ve plan to leverage our local knowledge and create a differentiated localized experience for our customers. This focus on the customer will be even sharper in 2014 in our mid-size and rural markets. Our objective to make ourselves even more relevant to wireless customers in places like Wisconsin, Iowa, Maine and Nebraska to name a few. We are confident that all these components come down together with our network at a core will make the U.S. Cellular value proposition resonate with our current customers and be attractive to new customers.

Slide 10, in order to improve margins, you must turnaround your subscriber results first. We also must drive additional revenue growth on top of that adding the iPhone to our smartphone portfolio will help us to accelerate smartphone penetration. We have plenty of headroom on this front with almost half of our base still on future warrens [ph]. Shared data plans should allow us to capitalize on sky rocking data consumption, connected devices provide an opportunity to increase data usage on this revenue per account without the significant subsidies. All these activities should translate into additional data revenue and average revenue per unit.

We said though there has been a significant number of price moves in the last few months. Given our size of the industry, we tend to be more of a follower in this area, we will continue to adjust to our environment and ensure our customers get not only the best network experience in all of our markets, but also receive a very competitive value.

And finally Slide 11, we will look to offset the increase in subsidy amount caused by more expensive 4G devices through program such as device financing, which we’ll be rolling out in the first half. We believe we have all the pieces in place to stabilize and then to grow our customer base in 2014, headwinds related to the full year impact of iPhone subsidies as expected will impact profitability, yet capital spending will come down as our build out of 4G LTE nears completion. All in all, 2014 will be an exciting year for U.S. Cellular.

Now to go into further details. Let me turn the call over to Steve Campbell. Steve.

Steven T. Campbell

Thank you, Ken and hello everyone. I’m going to begin with a few comments about U.S. Cellular’s core markets which for purposes of this discussion exclude the New York 1 and 2 markets that we deconsolidated in April of 2013 and the markets that we divested in May of 2013.

As shown on Slide 12, postpaid gross additions were 176,000 a decline of 32,000 or 15% compared to a year-ago. churn for the quarter was 1.91%, up from 1.68% last year resulting in a postpaid net loss of 71,000 customers for the quarter. A number of factors impacted these results; the billing system implementation and subsequent disruption impacted our ability to add customers at times and also caused customers to churn. The other major factor during the quarter was the relatively late launch of the iPhone. If you recall, the four national carriers began selling the new devices on September 21, while we launched the product line on November 8, some seven weeks later.

We also experienced some inventory constraints on certain models. Prepaid net losses in the core markets were 26,000 down from net additions of 37,000 last year, and as you may remember in 2012, we had just launched prepaid in Walmart, so there wouldn’t have been any churn at that time. Total retail customer net losses in the core markets were 97,000 compared to 18,000 net additions last year.

Slide 13 shows the trends in smartphone sales and penetration in our core markets. During the fourth quarter we sold 619,000 smartphones which represented 80% of total devices sold, this compares the fourth quarter of 2012, when we sold 571,000 smartphone or 63% of the total units sold. And 537,000 or 87% of the smartphone sold in the fourth quarter were 4G LTE devices. 247,000 or 40% of the smartphones sold in the fourth quarter were iPhones. Smartphones now represented 51% of our postpaid subscriber base that compares to the 41% for the same period last year.

Next, looking at the graph on slide 14, you see that postpaid ARPU of $53.53 for the fourth quarter decreased approximately 1% from a comparable quarter last year. However, this year’s result was affected by the specialty – on a special reward point’s loyalty bonus equivalent of $43.5 million that we gave to customers in December and by other billing credits and write-offs related to the billing system implementation issues.

Excluding the impact of those adjustments, postpaid ARPU actually increased about 8% year-over-year. Although the overall cause subsidize smartphones especially the 4G LTE devices is greater, we expect that the higher ARPU from smartphone users as well as the migration of daily usage of our 3G network on to our 4G LTE network will benefit our result overtime. We also expect our new shared data plans to better capture data usage revenues especially from high data usage customers. In addition, future device financing options are expected to offset a higher proposition of increasing equipment costs.

Turning now to our financial performance beginning on slide 15. For our core markets fourth quarter service revenues were $825 million down $42 million or about 5% from last year, primarily due to a decline in retail service revenues build to customers. Those revenues declined about $36 million reflecting the special reward points loyalty bonus and other billing credits and write-offs that I mentioned earlier. Excluding the impact of those adjustments, service revenues would have increased by $16 million or 2%.

Roaming revenue declined by $2 million as lower rates and voice volume more than offset to impact of higher data volumes. We’re working at 4G roaming trails and commercial negotiations right now, and we’re optimistic about future roaming revenue growth. We also launched about $8 million year-over-year due to the ongoing phase down of EPC support. Exactly where this program goes next is still somewhat uncertain, but we’re going to continue to work with regulators to ensure that wireless is not disadvantaged in any new programs. We believe that wireless has a critical role to play in bringing broadband services to un-served areas and certainly no one can argue it’s the economic advantage over wired choices.

Total company financial performance is shown beginning on slide 16. As shown roughly two thirds of the way down in the page we incurred an operating loss of $31 million for the quarter, which represents an improvement of about $30 million from the operating loss of $61 million in 2012. The overall improvement reflects a gain of license sales of $255 million. Service revenues were $825 million down about $184 million from just over $1 billion last year. The decline includes the $42 million decline in the core markets that I just discussed, plus the impacts of the divestiture and deconsolidation transactions.

System operations expenses of $177 million decreased $44 million or 20% year-over-year, about $38 million of the decrease is due to the divestiture and deconsolidation transactions. Other factors included reductions in areas such as lower inter carrier charges due to bill and keep arrangements, and lower fees paid to platform and content providers. The loss on equipment for the quarter is $269 million up $66 million or 33% from the year-ago quarter. Although we sold fewer devices in total consistent with lower gross adds there was a continuing shift in mix to sales of Smartphones and to 4G LTE devices.

As a result the average loss per unit sold increased by 66% from $205 to $341. We expect equipment processing will continue to be very aggressive across the industry, and that our costs will be impacted by the continuing shift and mix to Smartphones, the introduction of additional new 4G LTE devices this year, and increase sales of iPhones. However, device financing may offset a portion of these increasing equipment costs.

SG&A expenses of $443 million were down $6 million or 1%, that’s a net number reflecting a reduction of $52 million related to the divestiture and deconsolidation transactions, offset by an increase in bad debt expense due to higher customer accounts receivable balances and higher expenses associated with our billing system implementation.

Total investment and other income net for the quarter totaled $22 million up $9 million from last year. Earnings of $17 million related to our interest in the Los Angeles partnership increased by $5 million and New York 1 and 2 contributed $6 million of current quarter equity basis earnings, adjusted income before income taxes for the quarter was a loss $45 million compared to income of $154 million last year. As I mentioned, this quarter’s operating income and therefore EBIT was impacted by certain costs and expenses related for the divestiture transaction.

As shown on Slide 17 the impact was a reduction to income of $41 million consisting largely of accelerated depreciation and amortization and accretion, period for recording accelerated depreciation amortization and accretion ended on January 31 of 2014, so this expense will be significantly reduced in the future. As shown on the next slide, net income attributable to U.S. Cellular’s shareholders totaled $1.6 million or $0.02 per diluted share versus a net loss of $39.6 million or $0.47 per share in 2012.

For the quarter cash flow from operating activities was negative $5 million down from $291 million last year, this was affected of course by the delayed billings mentioned by Ken earlier, which affected cash inflows. Cash used for property plant and equipment in the quarter, was $196 million reflecting significant expenditures related to our 4G LTE network including the 850 megahertz band expansion as well as for additional data center capacity to support data growth. Free cash flow for the quarter was $201 million negative.

U.S. Cellular’s balance sheet remains very sound, accounts receivable are higher than normal due to the delayed billings, but that situation is now stabilized with more timely billing and increasing cash collections. We expect that accounts receivable balances will decline to more a normal level over the next several months. We’ve got significant liquidity and financial flexibility together with expected cash flow from operations to meet our financing needs in the future. In addition, we’ve got cash on short-term investments totaling $392 million at December 31 and we have about $280 million of unused borrowing capacity under our revolving credit agreement.

And now, I will turn the call over to Dave Wittwer.

David A. Wittwer

Thanks Steve and good morning everyone. I will briefly highlight our accomplishments in 2013 and then outline our strategic priorities for 2014. On Slide 20, in our wireline business, we learned a lot about rolling out IPTV, we have now launched TDS TV in 11 markets enabling nearly 93000 total service addresses, and we’ve been very pleased with both the uptake and the ARPU.

Earlier in the year, we’ve launched TDS TV in markets using copper based facilities and fiber. We experienced higher costs than expected readying the copper networks, and those findings along with the long-term competitive advantage of fiber mean that for the foreseeable future we will be focusing our IPTV rollouts in markets where we can economically justify fiber to the home. Accordingly we have allocated a significant portion of our capital this year to fiber construction.

We have made excellent progress on our broadband stimulus projects, providing service in 23 markets. We now can offer broadband to an additional 6,900 households and expect to complete the remaining 21 markets in 2014, bringing the total households enabled through stimulus funding to 27,000; when complete 97% of our customers will have access to high-speed data.

2013 saw us enter the cable broadband industry with the acquisition of Baja Broadband. Our cable strategy is based on our belief, that is the natural extent of what we do, providing data, video and voice services to both residential and commercial customers, and allows us to leverage significant expertise within our organization.

The integration of Baja is well underway, and planned synergies are being realized. We are pleased overall with how Baja is performing in the first seven months of ownership. We’re seen good growth in the high-margin data subscribers which more than offset the expected video subscriber declines.

We are rolling out products and services that our existing wireline broadband customers enjoy today. In 2013, we acquired Denver-based solutions provider NSN Communications, and we are pleased with initial results. At the end of the year we integrated all of the hosted and managed service companies as OneNeck IT Solutions. Now the sales-force can offer a full suite of end-to-end IT solutions and drive recurring revenue growth and we will operate more efficiently contributing to better financial performance.

Looking ahead to 2014, slide 21, there are few common themes. The first, which covers the wireline and cable segments, is owned the best pipe in the market. We want to have the most competitive data offerings, in the wireline business this supports our fiber strategy, and in cable it’s one of our key acquisition criteria.

The other theme is around exceptional execution of our business strategies, in particular we want to see our HMS segment execute the vision we have for serving the IT outsourcing needs of our mid-market customers. In the wireline we will continue to deploy fiber where it is strategically and economically make sense and where our cost and demographic metrics support the business case.

For cable, we expect to grow customer penetration levels at Baja, while at the same time achieve synergies from offering existing wireline products and services. We will continue to consolidate head-ends which will make our video products and services more competitive, and we are connecting Baja to our multi-gate network to enable the delivery of more IT-based products and services to both residential commercial customers.

We will continue to pursue cable acquisitions that meet our criteria of having favorable competitive environments, attractive market demographics and the ability to grow broadband penetration. For our HMS operations now united under the OneNeck IT Solutions brand, we are bullish about both the market opportunity we are pursuing as well as our ability to execute on that vision.

Our last two acquisitions have been solutions providers and the belief that their sales-forces with the trusted advisor status with customers will enable us to cross-sell our full suite of IT solutions to those organizations and other mid-market customers. While the addition of two solutions providers will initially drive up the mix of low margin equipment sales, let me remind you that our strategy is for them to also sell high margin collocation cloud, and hosted and managed services driving recurring revenues to be a growing part of the mix. At TDS Telecom we’re very proud of the progress we’ve made building the growth engines that will enable us to be successful and improve returns over time.

And now I’ll turn this call over to Vicki Villacrez.

Vicki Villacrez

Okay. Thanks, Steve. Good morning everyone. Starting on slide 22, TDS Telecom had a very solid quarter with: one, wireline expense reductions more than offsetting declines in wholesale and regulatory revenues; two, cable operations coming in on plan for our first full quarter of operations; and three HMS producing 10% increase in recurring revenues on a same-store basis.

On a consolidated basis revenues increased 23% driven from both the Baja cable acquisition and the MSN acquisition, which was acquired on October 4. Adjusting for the impacts of these acquisitions, revenues were essentially flat year-over-year as organic growth in our HMS business offset revenue declines in the wireline operations.

Adjusted income before income taxes which is essentially operating cash flow for TDS Telecom grew 18% year-over-year or $10 million to $66.1 million in the quarter, primarily driven by growth in the wireline coupled with the contributions of the Baja acquisition. Without the effects of acquisitions, the business grew its adjusted income before income taxes, 7% or $4.1 million.

Looking at wireline results on slide 23, strategic gross services data, IPTV and managed IP just about offset the decline in legacy voice services and wholesale revenues. Wholesale revenues declined 9% primarily of the results of changes in the regulatory recovery due to the reform order and lower wholesale rates as well as continued declines in access lines and minutes of use.

However, due to cost control initiative SG&A declined 14% or 8.4 million from the same period last year. As a result, operating cash flow margins improved 350 basis points, which drove by 9% increase in adjusted income before income taxes. This is the third consecutive quarter in which the wireline reported growth in adjusted income before income taxes.

To put this effort into perspective, we have reduced ongoing employee costs by 9%, this is very difficult work and our entire organization should be proud of the way we’ve been able to identify opportunities to become more efficient.

On Slide 24, ILEC residential broadband penetration continues to remain very high at 68% of total residential customers. Residential broadband customers are increasingly choosing higher speeds in our ILEC with 34% choosing speeds of 10 megabits or greater driving increases in average revenue per connection.

With the upgrade to super high speed data for IPTV we have enabled approximately 25% of our ILEC residential service addresses for speeds of 25 megabits or greater, and are moving more customers to these higher speeds. IPTV connections grew 75%, adding almost 6,000 subscribers compared to the prior period.

In our new fiber markets we are offering up to 300 megabit data speeds. In the table on the right, average revenue per residential connection increased 3%, primarily reflecting increases from the IPTV roll-out and price increases for data services. On the next page, our flagship commercial voice and data communication solution, managed IP increased connections 35% year-over-year, resulting in commercial revenue growth of 2%.

As we look at the cable segment on slide 26, these results reflect the first quarter we are reporting three full months as we purchased Baja in August 2013. We are pleased with the results to-date. Revenues of $21.5 million are on plan. We see a lot of opportunity to grow the residential and commercial penetration levels to exceed industry levels particularly for broadband, and increase margins over time.

Expenses included one-time charges in the quarter related to severance and legal costs, and the addition of corporate assessments. In the five months we owned Baja in 2013, we have seen 8% annualized growth in voice connections and 7% growth in broadband connections, more than offsetting declines in the video connections.

Turning to the HMS segment on slide 27, we are pleased with the 10% growth in our recurring revenue stream, including collocation, cloud, application management, and managed hosting services. The fourth quarter 2013 acquisition of MSN increased revenue by $30 million and expenses by $29 million.

Now, I’d like to walk you through our guidance for 2014, slide 28. We are forecasting revenues of $1.050 billion to $1.1 billion compared to $947 million in 2013. From an acquisition standpoint, we will have additional contributions in cable from Baja which was acquired on August 1, and in HMS from MSN, which was acquired on October 4.

From an organic standpoint, for wireline, we anticipate declines in legacy voice and wholesale revenues to more than offset expected consumer growth in IPTV and data products as well as commercial growth in our managed IP. We estimate wholesale revenues will decline $12 million year-over-year compared to $14 million in 2013. We expect organic cable revenue growth in the mid single-digits and HMS recurring revenue growth in the low double-digits.

Adjusted income before income taxes is forecasted to be within the range of $250 million to $280 million compared to $249 million achieved in 2013. We expect to hold wireline relatively flat as we offset the declines in wholesale and regulatory revenues with additional expense reduction. Contributions from a full year of cable operations and improving HMS results will provide the increase.

Capital expenditures are expected to be approximately $200 million in 2014 compared to $165 million in 2013. Wireline CapEx is expected to remain constant with approximately $35 million earmarked for additional fiber deployments and other success-based capital of approximately $40 million.

The cable capital budget includes funds to increase capacity related to household growth, and success-based capital and HMS CapEx has increased over last year with funds to build the data center in Denver to support the NSN operations there, and to expand our Eden Prairie, Minnesota data center. Finally, we expect depreciation and amortization to be approximately $225 million, I would like close by reiterating how confident we are in the portfolio of companies, we are operating today at TDS Telecom, we believe our wireline business can generate consistent cash flow and provide expertise and infrastructure to build our cable operations.

Our Internet segment has positioned to capitalize on the successful integration of the five companies we have acquired to generate strong revenue growth and increasing profitability.

Now I’ll turn the call back over to Jane.

Jane McCahon

Thanks Vicky. As we’ve open the call for questions, I just want to let you know that we also have Jay Ellison, U.S. Cellular DVP for sales and customer service and Mike Irizarry our CTO available for questions. So LaTonya, we would like to open up the lines now.

QUESTIONS AND ANSWERS

Operator

Thank you, at this time we will be conducting the question-and-answer session (Operator Instructions) Our first question comes from Phil Cusick with JPMorgan. Please proceed with your question.

Phil A. Cusick – JPMorgan Securities LLC

Hi, that was quick. So I guess the first question is, can you talk about what the ARPU impacts from the credit should be in the first quarter, so we sort of cleared that up in the fourth quarter or is that going to continue for a while?

Kenneth R. Meyers

Hi, Phil its Ken. The credit itself went through in the fourth quarter and it all went through in the fourth quarter, there isn’t any carryover affects from that in the $43 million of points that’s we give up.

Phil A. Cusick – JPMorgan Securities LLC

Okay and then I guess on the cable side, can we talk about and you know actually we know with a bunch of private and public cable guys recently and there is just an overwhelming desire to buy assets from a lot of them. So first, are you starting to see the market move given the big announcements in the industry recently. And second how can we be confident that you are going to be disciplined on price given your clear desire to grow in that space?

Vicki L. Villacrez

Sure, good morning this is Vicki. Our strategy for the cable is that it is a natural extension of our core business and allows us to leverage our expertise. We are continuously evaluating opportunities on the acquisition space for cable, and as we do that we look for key factors in the markets that we are looking at, competitive footprint, good demographics, an ability to grow data penetration and we’ve built out a long-term DCS model and based on that we look to see what the opportunities are in order to earn a full return?

Phil A. Cusick – JPMorgan Securities LLC

Okay I guess and then back to Ken I suppose. Can you talk about the connect side, you’ve talked about a lot about the churn from the billing system issues, but should we look at connects to be sort of dragged in 1Q as well, because of whether that’s customer service issues or just the overall sort of customer impression in the marketplace?

Kenneth R. Meyers

Yes, great question Phil, in fact in the fourth quarter customer connections or gross adds were inhibited quite frankly, because our stores were quite busy handling customer matters, but in fact in the first month of the year, we saw a really nice increase in postpaid gross adds year-over-year. So we aren’t seeing that right now, with all these moves have been made recently, I don’t know how that plays out over the next 30 days, but at least to-date I’m very happy with the pickup in activations that we’ve seen in the first part of the year.

Phil A. Cusick – JPMorgan Securities LLC

Okay. last one and I’ll get out of the way. Can the new billing system handle the EIP payments that should be moving toward or would you have to go back and amend that again to get that capability?

Kenneth R. Meyers

If you mean – what you say EIP?

Phil A. Cusick – JPMorgan Securities LLC

The sort of overtime to enhance the payments.

Kenneth R. Meyers

Yes, what we call device financing that is one of the enhancements that’s in the system that we are looking at rolling out in the first half.

Phil A. Cusick – JPMorgan Securities LLC

So it’s already – it was already in the billing system plan or you would have to add it?

Kenneth R. Meyers

The core capability is there, you have to design exactly what you want the plan to do, but that capability is there.

Phil A. Cusick – JPMorgan Securities LLC

Okay good, so you don’t have to go and put that and enhance the system again. Okay thanks guys.

Operator

Our next question comes from Michael Rollins with Citi Investment. Please proceed with your question.

Michael Rollins – Citi Investment

Hi thanks for taking my question. Just a couple if I could. First I was wondering if you can talk a little bit more about the CapEx levels for wireless, what’s in it for this year, are there more opportunities that this network is built out and strengthen for LTE for CapEx to decline further? And then the second thing is how do I think about the cost of the billing in EBITDA and where you might have had like duplicative cost in 2013 that might go away in 2014. And one final thing if I could just throw one other question in here. What timing do you expect for wireless to get back to un-lever cash flow positive, so like if you were to take the wireless OIBITDA less the CapEx levels what’s the timing for that is it the year, is it more or less for that to get to back to a positive number? Thanks for taking all those questions.

Kenneth R. Meyers

Hi Mike, first let me start with the CapEx number. CapEx was down in 2013 over 2012 by about 13% and it’s down again this year, part of that has been kind of the work we’ve been doing with LTE. This year, while we start the year with about 87% of our customers covered that’s only about two thirds of our sell sites, so our plan right now is to push that out this year, probably covering about another of 1100 sell sites, which will get us somewhere 93% of our customer maybe 88% of our sell sites, so that’s gone from two thirds to 88% that will give us a little bit of job next year to finish the LTE rollout, we expect to get to all of our sell sites when we are done.

So just given the fact that we’re going to get to 88% of our sell sites about this year, next year’s LTE piece isn’t as big, so there is a potential there. At the same time we don’t have much capital in our plan this year around voice over LTE it’s something that the team has been doing a lot of testing on, but there is enough questions about that that we’re going to let that go down the path a little bit, I just mentioned that because that could impact 2015, if LTE – both you kind of really get some steam behind, but right now there is enough bumps in the road on that one that we are going to go rushing there.

Michael Rollins – Citi Investment

Billing, yes.

Kenneth R. Meyers

So around billing, would you repeat your question?

Michael Rollins – Citi Investment

So how much expense that was sort of duplicative was in the 2013 numbers that might go away in 2014?

Kenneth R. Meyers

Okay, so, got it, when you say expense, part of it was we talked in the past about just a pure $60 million of actual expenses to implement that system, right? And that was – lot of that was third party stuff that is gone, we don’t need to do that, okay. And on top of that we reach-out, wound-up, just given away some credits that we’re about $43 million, right? So there are two large one-time items right there.

Steven T. Campbell

And let me just add to that Mike, with the delays in billing that we saw. We had an increase in our accounts receivable balances, and in providing an allowance for potential uncollectible there. We had a bit of a spike in bad debt expense in the quarter. If you looked at it year-over-year and try to estimate the effect of that larger balance it’s probably something in the range for about $30 million?

Kenneth R. Meyers

Then timing for un-levered free cash flow, the only reason, Mike, for me to talk about that I got to kind of talk about – I’ve already given your CapEx, right, so I got to, in fact, talk about EBIT, and I’m just not in the position to give you guidance on there right now. So I’m going to avoid answering your third question.

Michael Rollins – Citi Investment

And, maybe, just one last thing, on the rate plans and all the things that you are seeing, do you view the changes as more repackaging versus incremental competition or how do you view the impact of these rate plans on your business model?

Kenneth R. Meyers

So there’s a lot of different changes going on. Some of them were just repackaging and some nice marketing, others of them are getting to the point where they have more of a revenue impact. As I said in the past, being in the markets that we’re in, what a couple of the carriers directly do doesn’t impact us much because we aren’t there. But when you get the two big guys now to start responding, those are the ones that are in the markets that we’re in, and those the ones that we got to make sure that when we are compared against them we’re still providing a good value to our customers. And so some of them have moved beyond repackaging is the short answer.

Michael Rollins – Citi Investment

Thanks so much for taking all those questions.

Kenneth R. Meyers

You welcome, Mike.

Operator

Our next question comes from Ric Prentiss with Raymond James. Please proceed with your questions.

Ric H. Prentiss – Raymond James & Associates, Inc.

Thanks, good morning guys.

Kenneth R. Meyers

Well, good afternoon.

Ric H. Prentiss – Raymond James & Associates, Inc.

I joined in progress, so I hope I don’t ask you anything that was already asked. Ken, I heard your comments talking about what we take to improve margins, you have to turnaround the subs, and then you have to go revenue on top of that as well. If you take those two parts, where are we at as far as getting to turning around subscribers? How many more quarters of negative it sounded like one of the goals for 2014 was to grow the sub base, so it sounds like within 2014 you feel you will grow, is it full calendar year to grow?

Kenneth R. Meyers

Again Rick. What we talked about at the very beginning of the call was how as a result of some of the pricing moves the fact that churn is currently still higher than we would like it to be, we aren’t kind of talking about revenue guidance this is kind of related to that. In fact, what we did say is that churn voluntary is starting to come back, go back down from the peak we saw in the fourth quarter. Involuntary is actually growing right now, because during the quarter with some of the billing questions that our customers had, we had slowed down some of our collection activity, now we’ve got to work that through the pipeline. So that’s the one that’s growing, we are actually starting to see some improvement in voluntary. And we are seeing some real nice growth year-over-year on gross adds. If we continue that gross add growth and get churn back to where we expected to be, we will be meeting your objective and my objective which is growing the customer base.

Ric H. Prentiss – Raymond James & Associates, Inc.

Okay and then on the ARPU side, I understand you are not giving financial guidance, just kind of looking for inflection points to understand when we could the turn coming. I think I heard that the, the credits that were given on the billing systems in December if they were excluded ARPU actually would have been up 8% year-over-year, can you just do the math for us to make sure we are comparing that to the right number. So what would ARPU have been in 1Q or in 4Q 2013 if you hadn’t given that?

Kenneth R. Meyers

Hang on a second Rick.

Ric H. Prentiss – Raymond James & Associates, Inc.

So I assume is that across both categories postpaid and pre or was is just post?

Kenneth R. Meyers

That was a postpaid number that we’ve quoted.

Ric H. Prentiss – Raymond James & Associates, Inc.

So more or like $58 maybe.

Kenneth R. Meyers

Yes, hang on let me just do my math. It was up about $4.50 so $53.53 plus $4.50 right around $58 bucks.

Ric H. Prentiss – Raymond James & Associates, Inc.

Okay, so that would have been quite nice and you’ve got that fully affected to Phil’s point back in the fourth quarter. The iPhones I think I heard $257,000 sold in the quarter, but there was some supply constraints and obviously you got it late in the quarter?

Kenneth R. Meyers

Yes, sir.

Ric H. Prentiss – Raymond James & Associates, Inc.

Still demand, still looking I think I also heard increasing iPhone sales so would you expect you can do more sales than that to $257,000 on a quarterly basis given late in the quarter in constraints or did you already supply the peak for the pent up?

Steven T. Campbell

I will say that right now the mix hasn’t changed dramatically, fourth quarter I think it was about a third of our mix and it was kind of a nice placing of, 35% maybe 40%. Okay and part of that was some of the customer upgrades, customers that have been waiting wanting for it, that have been waiting for the phone, it’s at a level that I’m comfortable with, it’s not so high as to push out other very strong phones in the line up or so low as to make us worry about our commitment or anything else, its nice place to be.

Ric H. Prentiss – Raymond James & Associates, Inc.

Okay. And then the final one, because I think we are seeing maybe the changes you need to get back to the positive adds and the positive revenue growth. On the strategic side, you know me I got to ask the tower question. You mentioned in the press release complete or in the presentation complete the monetization of the non strategic towers. Can you update us on what that means completed and then what about the core towers, it’s hard to imagine that those are strategic, why not start leasing up those towers to the ultimate maybe selling them some day down the line when you need the cash?

Kenneth R. Meyers

Okay, two different question there, first one, as part of our transaction with Sprint, we are letting them get on some of the sell sides that are left in those markets and we are waiting for that to be completed, so they kind of give them first choice on those sell sites and then as soon as that’s done, we are going to go out and test the market, see what the value is and make a decision that process has taken longer as they are working through all of their network changes. As soon as that ball stops moving, we’ll be able to go forward with it. Quite frankly I though we had already been there and we aren’t there yet and so I’m hesitant to say its going to be next month or next quarter, because its just taken longer than we would like.

So that’s one, its going to get done, we aren’t backing away from the strategic direction; we are just trying to get the darn thing done. On the other one, we continue to lease up our towers, we’ve got people that working on that, looking at Steve to see if he can tell me how much revenue we drove out of that last year, but there is $30 million or $40 million of rental income.

Vicki L. Villacrez

Its $46 million.

Kenneth R. Meyers

Yes, its $46 million they are all jumping at me. My mind back when it was $30. We are up to $46 million on those and we’ll continue to push that forward and if there are other opportunities or other learnings that come out of doing the non-strategic towers, we will look at I’m getting where we are done, but right now our focus is continue to lease the ones that are remaining in the portfolio and get the ones that are not part of that core market done and completed.

Ric H. Prentiss – Raymond James & Associates, Inc.

Sure, although you haven’t taken it maybe to the extent that that AT&T did and T-Mobile did and Shenandoah still does, which is great, almost an internal tower company yet for the core towers, have you?

Kenneth R. Meyers

We’ve got a group of people that work on that full-time, whether that’s a – is it separate legal entity? No, but it’s a group that’s focused on it.

Ric H. Prentiss – Raymond James & Associates, Inc.

Okay, so there is a focus on that?

Kenneth R. Meyers

Well, absolutely.

Ric H. Prentiss – Raymond James & Associates, Inc.

Yes, okay thanks Ken.

Jane McCahon

LaTonya, we have time for one more question please.

Operator

Okay. Our last question will be from Stephen Mead with Anchor Capital Advisors. Please proceed with your question.

Stephen Mead – Anchor Capital Advisors LLC

Yes, good morning, just a question on the depreciation level at U.S. Cellular on a quarter-over-quarter basis, what is – how much was sort of one-time or items in that line and then...

Steven T. Campbell

The quarter – well the absolute number that we say is incremental was about $45 million in the quarter.

Stephen Mead – Anchor Capital Advisors LLC

Okay, in terms of incremental depreciation and amortization.

Kenneth R. Meyers

Yes that’s goes away – that goes at the end of – it goes away at the end of January of this year.

Stephen Mead – Anchor Capital Advisors LLC

And then have you reported on the equity and earnings on consolidated, have you reported how much was the deconsolidation of the property that occurred in 2013?

Kenneth R. Meyers

We are break out New York the 1 and 2 separately do we Steve?

Steven T. Campbell

Well I mentioned that in the fourth quarter there were $6 million of equity basis earnings related to New York 1 and 2.

Stephen Mead – Anchor Capital Advisors LLC

That’s okay, and then the other thing is in terms of the billing system or whatever and the things that went wrong, do you have any recourse to the vendor.

Steven T. Campbell

That’s not a question that I think I can – there are – we are working together with our vendors lets put it that way.

Stephen Mead – Anchor Capital Advisors LLC

Who is the vendor?

Steven T. Campbell

Amdocs.

Stephen Mead – Anchor Capital Advisors LLC

Good job.

Kenneth R. Meyers

Thank you all for your time today.

Operator

Thank you this does concludes today's teleconference; you may disconnect your lines at this time, and have a great day.